Exhibit 23.1

Onestop Assurance PAC 10 Anson Road #21-14 International Plaza Singapore 079903 Email:audit@onestop-audit.com Website: www.onestop-audit.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated July 31, 2025 in the Registration Statement on Form F-1, under the Securities Act of 1933, with respect to the consolidated balance sheets of Vistek Limited and its subsidiaries (collectively, the “Company”) as of February 28, 2025 and February 29, 2024, the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

Onestop Assurance PAC
Singapore

December 9, 2025